UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 19, 2006
(Date of earliest event reported)

CGI HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-32442 (Commission File No.)	87-0450450 (IRS Employer Identification No.)

5 Revere Drive
Suite 510
Northbrook, Illinois  60062
(Address of Principal Executive Offices)

(847) 562-0177
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                                             Completion of Acquisition or Disposition of Assets

On January 20, 2006, CGI Holding Corporation d/b/a Think Partnership Inc. (the “Company”) acquired Morex Marketing Group, LLC, a New York limited liability company (“Morex”) through a merger, and as a result, Morex became a wholly owned subsidiary of the Company.  Morex is an online marketing company specializing in gathering mother and father-to-be names and presenting them with baby related offers based in New York. As consideration for the acquisition, the Company paid to the members of Morex, an aggregate of $9,438,778 in cash and issued to them an aggregate of 5,785,632 shares of the Company’s common stock, valued at $2.18 per share.  The Company held back 675,688 shares of common stock as security for the members’ obligation to return a portion of the stock consideration in the event Morex’s audited pre-tax earnings for the 12 months ended September 30, 2005 is less than Morex’s internally prepared pre-tax earnings for the same period.  Further, the members of Morex may receive earnout payments (each, an “Earnout Payment”) to be paid in 2006, 2007, 2008 and 2009.  Each year’s earnout payment shall be equal to the difference between (A) four times the aggregate earnings of Morex for the previous calendar year and (B) the aggregate amount of merger consideration previously paid by the Company (including any Earnout Payments); provided, however, in no event shall the total aggregate merger consideration (including the Earnout Payments) payable to the members of Morex exceed $50 million.  Each Earnout Payment, to the extent earned, will be paid 50% in cash and 50% in shares of Company common, stock valued at the average of the closing prices for shares of Company common stock on the last day on which such shares were traded for each quarter of the calendar year on which the particular Earnout Payment is based, provided that the Company, in its sole discretion, may pay to the members in cash any Earnout Payment that is otherwise required to be paid in shares of common stock (“Earnout Stock”), if the delivery of shares of the Earnout Stock would cause the total merger consideration paid by the Company in the form of common stock to exceed 7,674,305 shares.  The Company granted to the members of Morex certain registration rights with respect to the shares of the Company’s common stock issued in connection with the acquisition.  In addition, as more fully described in Item 3.02 below, the Company issued to each of Lloyd Ecker, Robert Moore and Tina MacNicholl (those members of Morex that entered into employment agreements with Morex at the closing), warrants to purchase an aggregate of 35,000 shares of Company common stock at $3.50 per share.  A copy of the press release issued by the Company announcing its acquisition of Morex is attached hereto as Exhibit 99.1.  The discussion of the various terms described herein is qualified in its entirety by the acquisition agreement which the Company has filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 19, 2006, the Company entered into a loan agreement with Wachovia Bank, National Association (the “Loan Agreement”).  Pursuant to the loan agreement, on January 20, 2006, the Company borrowed $15 million from Wachovia, evidenced by a revolving credit promissory note (the “Revolving Credit Note”), and $2.5 million, evidenced by a term promissory note (the “Term Note” and together with the Revolving Credit Note, the “Notes”).  The Company used $7.5 million of the proceeds to repay amounts due Wachovia under the Company’s previous line of credit (which was cancelled as a result of entering into the Loan Agreement) with substantially all of the remaining proceeds used to fund the cash portion of the purchase price for the acquisition of Morex. A copy of the press release issued by the Company announcing the closing of the loan with Wachovia is attached hereto as Exhibit 99.2.  The discussion of the various terms described herein is qualified in its entirety by the Loan Agreement, the Notes, the security agreement and the guaranty agreement which the Company has filed as Exhibits 10.2, 10.3, 10.4, 10.5 and 10.6 to this Current Report on Form 8-K.

Repayment Terms; Interest Rate

The Company’s obligations under the Loan Agreement and the Notes are secured by a first priority lien, in favor of Wachovia, on all of the assets of the Company, including the stock of each of the Company’s operating subsidiaries.  Further, each of the Company’s operating subsidiaries has guaranteed the performance of the Company’s obligations under the Loan Agreement and the Notes (each, a “Guarantor”) and the guaranty is secured by a first priority lien on each Guarantor’s assets.  The aggregate principal advances available to the Company under the Revolving Credit Note may not exceed 1.75 times the Company’s trailing twelve months EBITDA, as calculated quarterly on a consolidated pro forma basis, where the term pro forma is meant to include all EBITDA generated by an entity acquired by the Company during the trailing twelve month period, as opposed to just that portion of EBITDA generated by the entity after the acquisition.  Interest on the unpaid principal balance of the Revolving Credit Note accrues at the LIBOR Market Index Rate plus 2.10% as such rate may change from day to day.  Amounts due under the Revolving Credit Note are payable in consecutive monthly payments of accrued interest only until maturity at which time all principal and any accrued but unpaid interest is due and payable.  The Revolving Credit Note matures on January 19, 2009.  Interest on the unpaid principal balance of the Term Note accrues at the LIBOR Market Index Rate plus 2.15% as such rate may change from day to day.  Amounts due under the Term Note are payable in 12 consecutive monthly payments of equal principal in the amount of $208,333.33 plus accrued interest with the final payment due on January 19, 2007, the Term Note’s maturity.  In the event that the Company is in default of any of the covenants below, in addition to the remedies set forth below, the interest rate on each of the Notes shall automatically increase 3%.

Covenants

So long as there remain any amounts outstanding under the Loan Agreement and either of the Notes, the Company: (A) is required to maintain a “Total Debt to EBITDA Ratio” of not less than 2.00 to 1.00, calculated quarterly on a rolling four quarters basis, where “Total Debt to EBITDA Ratio” means the sum of all the indebtedness of the Company  and its subsidiaries for borrowed money divided by the Company’s EBITDA calculated on a consolidated pro forma basis; (B) is required to maintain a net worth of not less than an amount equal to $36.9 million plus 50% of the Company’s net income for each fiscal quarter (the “Minimum Net Worth Amount”), provided that the Minimum Net Worth Amount for any fiscal quarter must exceed the Minimum Net Worth amount for the immediately preceding fiscal quarter by at least $1.00; (C) is required to maintain, a consolidated “Fixed Charge Coverage Ratio” of not less than 2.50 to 1.00, calculated quarterly on a rolling four quarters basis, where “Fixed Charge Coverage Ratio” means, the sum of the pro forma net income from operations, depreciation and amortization minus all dividends, withdrawals and non-cash income divided by the sum of all current maturities of long-term debt, capital lease obligations and capital expenditures which were not financed; (D) may not, during any fiscal year, expend on gross fixed assets (excluding the pro forma impact of “Permitted Acquisitions” (as hereinafter defined) during any fiscal year, but including capital leases and leasehold improvements for the Permitted Acquisitions) an amount exceeding $2 million; (E) may not incur any additional indebtedness which causes the aggregate amount of the Company’s debt, excluding obligations to Wachovia to exceed $5 million; and (F) may not, during any fiscal year, declare or pay dividends in an amount in excess of 50% of its net income.

Further, so long as there remain any amounts outstanding under the Loan Agreement and either of the Notes, neither the Company nor any Guarantor is permitted to: (A) change its fiscal year; (B) suffer a change in its board of directors, such that the members of the board of directors as of the date of this Agreement fail to constitute a majority of the members of the board; provided that any individual becoming a member of the applicable board of directors who is nominated by the applicable board of directors will be treated as if he or she were a member of the board as of the date of this Agreement; (C) create, assume, or permit to exist any encumbrance on any of its assets, other than (i) security interests required by the Loan Agreement, (ii) liens for taxes contested in good faith, (iii) liens accruing by law for employee benefits, or (iv) acquired indebtedness to the extent permitted as set forth in (E) in the previous paragraph; (D) guarantee or otherwise become responsible for obligations of any other person or entity; (E) acquire any capital stock, interests in any partnership or joint venture except for investments by the Company or any Guarantor in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other person in an electronic commerce line of business which has positive EBITDA for the most recent twelve (12) month period then ended, both prior to the acquisition and after giving effect thereto (a “Permitted Acquisition”); (F) retire any long-term debt entered into prior to the date of the Loan Agreement at a date in advance of its legal obligation to do so.

Default

The Company is permitted a five day grace period to cure any payment default and a thirty day grace period to cure any non-payment default, provided the Company will be permitted to cure a default once during any twelve month period.  If there occurs a default that is not cured during the applicable grace period, Wachovia may accelerate the maturity of all amounts due under the Loan Agreement and the Notes and foreclose upon its security interest in the Company’s assets and the assets of the Guarantors.

Item 3.02                                             Unregistered Sales of Equity Securities

As more fully described in Item 2.01 above, on January 20, 2006, the Company issued to the members of Morex in the merger, an aggregate of 5,785,632 shares of the Company’s common stock.  In addition, the Company issued to each of Messrs. Ecker and Moore and Ms. MacNicholl warrants to purchase an aggregate of 35,000 shares of Company common stock.  The warrants vest on January 20, 2007 and have an exercise price equal to $3.50 per share.  The Company relied upon exemptions contained in Regulation D promulgated under the Securities Act of 1933, as amended, to issue the shares without registration.  The Company issued the shares in a private transaction to persons the Company believed were “accredited investors”

and/or “sophisticated investors” not affiliated with the Company, and who were acquiring the shares as an investment for his/her/its own account, and not with a view to distribution.

Item 9.01                                             Financial Statements and Exhibits

(a)                                  Financial Statements of the Businesses Acquired.

The financial statements required by this item will be filed by amendment to this Form 8-K within seventy one (71) days of January 24, 2006.

(b)                                 Pro Forma Financial Information

The pro forma financial information required by this item will be filed by amendment to this Form 8-K within seventy one (71) days of January 24, 2006.

(c)                                  Exhibits

10.1                           Agreement by and among the Company, Morex Merger Sub, LLC, Morex Marketing Group, LLC, Lloyd Ecker, Robert Moore, Tina MacNicholl, and What If Holdings, LLC, dated January 20, 2006.

10.2                           Loan Agreement by and between Wachovia Bank, National Association and the Company, dated January 19, 2006.

10.3                           Security Agreement by and among Wachovia Bank, National Association, the Company and the Guarantors, dated January 19, 2006.

10.4                           Revolving Credit Promissory Note, dated January 19, 2006, issued by the Company to the order of Wachovia Bank, National Association.

10.5                           Term Promissory Note, dated January 19, 2006, issued by the Company to the order of Wachovia Bank, National Association.

10.6                           Guaranty Agreement by and among Wachovia Bank, National Association and the Guarantors, dated January 19, 2006.

99.1                           Press Release dated January 24, 2006 announcing acquisition of Morex Marketing Group, LLC.

99.2                           Press Release dated January 23, 2006 announcing closing of Wachovia Loan.

CAUTIONARY STATEMENT REGARDING EXHIBITS

The representations, warranties and covenants made by the Company or any subsidiary of the Company in any agreement filed as an exhibit to this Current Report on Form 8-K or in any amendment hereto are made solely for the benefit of the parties to the agreement, including, in some cases, for the purpose of allocating risk among the parties to the agreement, and should not be deemed to be representations, warranties or covenants to, or with, any third party.  Moreover, these representations, warranties and covenants should not be relied on as accurately describing or reflecting the current state of the Company’s affairs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 25, 2006

CGI HOLDING CORPORATION.

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	Chief Executive Officer